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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 20, 2001 (Date of earliest event reported)

D E E R E & C O M P A N Y
(Exact name of registrant as specified in charter)

DELAWARE (State or other jurisdiction of incorporation)

1-4121 (Commission File Number)

36-2382580 (IRS Employer Identification No.)

One John Deere Place Moline, Illinois 61265 (Address of principal executive offices and zip code)

(309)765-8000 (Registrant's telephone number, including area code)

_____________________________________________
(Former name or former address, if changed since last report.)

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Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.
	(c)	Exhibits
		(99)	Press release and additional information

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ MICHAEL A. HARRING Michael A. Harring Secretary

Dated: November 20, 2001

Exhibit Index

Number and Description of Exhibit	Sequential Page Number

(99)	Press release and additional information	Pg. 5

Deere & Company One John Deere Place Moline, IL 61265 USA Phone: 309-765-8000 www.JohnDeere.com
NEWS RELEASE

For immediate release: November 20, 2001

Contacts: Greg Derrick, Deere & Company 309-765-5290 / derrickgregoryt@johndeere.com Ken Golden, Deere & Company 309-765-5678
Production Cuts, Special Charges Lead to Losses at Deere For Quarter and Year

•	Company reports $320 million loss for fourth quarter and $64 million loss for year
•	Restructuring charges of $217 million after-tax recognized in fourth quarter
•	First-quarter results to remain under significant pressure
•	Record number of new products successfully launched

          MOLINE, Illinois (November 20, 2001) -- Deere & Company today reported worldwide net losses of $320.1 million, or $1.36 per share, for the fourth quarter and $64.0 million, or $0.27 per share, for the year ended October 31. Affecting results for both periods were after-tax charges of $216.6 million, or $0.91 per share, related to the previously announced early retirement programs, the decision to exit the hand-held consumer-products business and the restructuring of certain manufacturing and marketing operations. Excluding these special items, the loss for the quarter was $103.5 million, or $0.45 per share, and income for the year was $152.6 million, or $0.64 per share. This compared with net income of $71.1 million, or $0.30 per share, and $485.5 million, or $2.06 per share, respectively, last year.

          "Fourth-quarter results were adversely affected by production cutbacks aimed at driving more efficient asset levels and by continued weakness in our major markets," said Robert W. Lane, chairman and chief executive officer. "Although the company remained profitable for the year before the impact of the special items, we are far from satisfied with our results and are continuing to take aggressive actions to reduce costs and improve asset management." These steps are expected to have a negative impact on the company's short-term financial performance, he noted.

          Worldwide net sales and revenues were $3.161 billion for the fourth quarter of 2001 and $13.293 billion for the year, compared with $3.376 billion and $13.137 billion the previous year. Net sales were $2.602 billion for the fourth quarter and $11.077 billion for the year, compared with $2.842 billion and $11.169 billion in 2000.

          For the quarter, net sales of all segments were lower than last year due to production cutbacks, continued softness in the economy and weaker foreign currencies. Annual sales decreased primarily due to lower shipments of commercial and consumer equipment and construction and forestry equipment, as well as the impact of a stronger U.S. dollar. Partially offsetting these factors were higher sales of agricultural equipment and the inclusion of recent acquisitions. Compared with last year, overseas sales increased by 3 percent for the quarter and 2 percent for the year. The quarterly increase in overseas sales was due to higher agricultural-equipment sales partially offset by lower sales of commercial and consumer equipment and construction and forestry equipment. In addition, annual overseas sales benefited from the full-year inclusion of Timberjack, acquired in April 2000.

          Worldwide equipment operations had a net loss of $361.6 million for the quarter and $237.8 million for the year. Excluding costs of the special items noted earlier, Deere's equipment operations had a loss of $146.7 million for the quarter and $22.9 million for the year, compared with income of $33.3 million and $311.1 million for the same periods of 2000.

          The decrease in operating results for the quarter, excluding special items, was primarily due to planned lower production volumes and shipments by all equipment divisions and the related manufacturing inefficiencies associated with lower production schedules. Start-up costs of new products and a less-favorable tax rate also had a negative impact on the quarter.

          Results for the year without special items were adversely affected by the manufacturing inefficiencies resulting from lower production volumes of the commercial and consumer equipment and the construction and forestry divisions, as well as the fourth-quarter production cutbacks in the agricultural-equipment division. In addition, higher research and development costs, as well as start-up costs associated with new products, had a negative impact on the annual results. Also having an adverse effect were the stronger U.S. dollar, higher interest costs and a higher tax rate. Partially offsetting these items were lower pension and post-retirement benefit costs.

          Excluding interest, taxes and other corporate expenses, the equipment operations had an operating loss of $459 million for the quarter and $46 million for the year. Before special items, the operating loss for the quarter was $118 million, while operating profit for the year was $295 million. This compared with operating profit of $83 million and $693 million, respectively, last year.

Summary of Operating Profit by Division

          As a means of promoting more-efficient operations, rigorous asset management has been a top priority of the company in recent quarters. This emphasis resulted in sharp production cutbacks, particularly late in the year. Trade receivables and inventories were reduced by about $400 million in 2001, excluding acquisitions, with the bulk of the decline occurring in the fourth quarter.

The following table summarizes the effect of special items on operating profit for selected segments in the fourth quarter and year:
Operating Profit (Loss) in $MM
	Three Months Ended October 31				Twelve Months Ended October 31
	2001			2000	2001			2000
	As Reported	Special Items	Excluding Special Items		As Reported	Special Items	Excluding Special Items
AG	(78)	97	19	68	257	97	354	400
C&CE	(270)	163	(107)	(11)	(194)	163	(31)	159
C&FD	(100)	80	(20)	40	(54)	80	26	191

•

Agricultural Equipment.  Net sales fell 1 percent for the quarter but moved 6 percent higher for the year. The fourth-quarter decline in operating profit was primarily due to sharply lower production volumes and related manufacturing inefficiencies, particularly for large tractors. Deere's U.S./Canada facilities were idled for about one-fourth of the available days in the period. Also having a negative effect for the quarter were start-up and other costs for the introduction of a record number of new products. In addition to these factors, annual results were adversely affected by higher planned research and development costs and the stronger U.S. dollar. Partially offsetting these items were lower pension and other post-retirement benefit costs for the quarter and year, as well as higher yearly sales.

•

Commercial & Consumer Equipment.  Net sales were down 23 percent for the quarter and 10 percent for the year (down 29 percent and 15 percent without acquisitions). The decreases were due to lower retail sales and further dealer inventory reductions facilitated by planned, deep production cuts. Overall production volumes were about 40 percent lower in the fourth quarter of 2001 than a year earlier. Operating results declined due mainly to the impact of lower sales and production volumes and related manufacturing inefficiencies, in addition to start-up costs for new products and facilities.

•

Construction & Forestry.  Sales were down 12 percent for the quarter and 5 percent for the full year. Excluding Timberjack, sales decreased 7 percent for the quarter and 16 percent for the year, as the difficult retail-sales environment extended into the fourth quarter. Annual sales to independent rental companies were down by over 60 percent as a result of extreme weakness in the rental sector. Operating results deteriorated primarily due to lower production volumes and related manufacturing inefficiencies, higher sales-incentive costs and higher losses from unconsolidated subsidiaries.

•

Other Businesses.  The company's other businesses had operating losses of $3 million for the quarter and $31 million for the year (losses of $2 million and $30 million excluding the impact of the early-retirement program). This compared with operating losses of $10 million and $39 million, respectively, in 2000. Results for both periods were adversely affected by costs related to the development of new products and goodwill amortization of the special technologies operations. The decreased loss in 2001 was primarily due to lower costs for the development of new products in special technologies and improved results in Deere's health-care operations.

     Credit.  Net income of the credit operations was $43.8 million for the quarter and $176.8 million for the year. Excluding early-retirement costs, income was $45.5 million and $178.5 million, respectively, versus $37.3 million and $161.5 million for the comparable periods last year. The earnings increase was mainly due to higher income from a larger portfolio and improved spreads, partially offset by an increase in the provision for credit losses.

Actions Announced Today Driving Further Efficiency Improvements

          Separately today, Deere announced further steps to reduce costs and achieve an improved level of operating effectiveness. To that end, the company said it would transfer the engineering, production, and marketing of its skid-steer loader product line from Loudon, Tennessee, to the company's factory in Dubuque, Iowa. The Loudon facility will be closed and sold. The measure is expected to result in pretax charges of about $30 million primarily in the first quarter. In another development, Deere said it would further reduce corporate-overhead expense by implementing an employee separation and redeployment effort at its headquarters in Moline, Illinois. The action could affect about 10 percent of the headquarters group.

Market Conditions & Outlook

          The events of September 11 have heightened customer anxiety and created an unprecedented degree of uncertainty regarding the outlook for the economy in general and for Deere's markets. As a result of this cautious and uncertain climate, the company is reinforcing its efforts to maintain lean asset levels and to make a substantial improvement in its cost structure. At the same time, Deere is continuing to move ahead aggressively with the introduction of advanced new products and technologies, while helping set the stage for a strong recovery in Deere results when key markets resume their growth.

          Based on the market conditions outlined below, net sales are currently forecast to be down 3 to 7 percent for the first quarter of 2002. Operating profit margins in the equipment divisions will be under significant pressure due in part to reduced production levels and are expected to range from a negative 7 percent to negative 9 percent of sales. For the full year, equipment sales are expected to be flat to up slightly from 2001 levels with operating profit margins projected to be from a positive 1 percent to negative 1 percent of sales. The projected annual operating margin includes a two-percentage-point reduction associated with the sales of Deere-equipment trade receivables to the credit operations. Consolidated results, however, will not be affected by such sales.

•

Agricultural Equipment:  Despite a continuation of relatively low grain prices, retail sales of farm machinery experienced growth in 2001, particularly in the area of smaller equipment. Farm income was helped by strength in the livestock and dairy sectors and by a continuation of substantial government payments. Farm fundamentals are not expected to change significantly in 2002, although the global supply and demand situation for key commodities should keep prices in check and prevent any improvement in U.S. grain exports. In this environment, Deere expects overall industry retail sales of farm equipment in U.S./Canada to be flat to down about 5 percent in 2002.

          In Europe, the farm outlook is slightly better due to somewhat stronger livestock and dairy markets as well as generally higher crop prices than in the U.S and Canada. At the same time, the concerns over foot and mouth disease that affected farm-machinery sales in 2001 have largely abated. As a result, industry retail sales in Europe are expected to be flat to up slightly for 2002. John Deere is targeting improved sales in Europe this year due in large part to a record number of new products being introduced to the region's agricultural markets. In Latin America, farm-machinery sales are expected to be slightly higher next year due mainly to improvement in Mexico and further growth in Brazil.

          Last year, John Deere factories produced large tractors and combines at high rates in the first quarter. However, in the interest of operating with lower asset levels, Deere is making substantial production cutbacks of these products in the first quarter of fiscal 2002. In all, production tonnage at company agricultural-equipment factories in U.S./Canada is expected to be down about 20 percent in relation to the first quarter of last year.

•

Commercial & Consumer Equipment:  Excluding the impact of acquisitions and divestitures, shipments of John Deere commercial and consumer equipment are projected to be down 5 to 10 percent in 2002. The expected decline will result from low levels of consumer confidence and a weakening economy, coupled with further steps to reduce asset levels. Division results are expected to benefit from a number of new and innovative products that are coming to market during the year as well as from growth in new businesses.

•

Construction & Forestry:  With economic weakness spreading, residential and non-residential construction activity is expected to be significantly lower in 2002. At the same time, purchases by independent rental companies are expected to experience further severe weakness leaving them as much as 90 percent below their year-2000 highs. Global sales of forestry products are forecast to continue running lower than year-earlier levels in response to soft economic conditions. In light of these circumstances, the company believes that industry retail sales of construction and forestry equipment for 2002 will be 10 to 15 percent lower than the prior year and that pricing will remain under pressure. Production tonnage at Deere's construction-equipment factories is expected to be about 36 percent lower than prior-year levels in the first quarter. Despite continued weakness in core markets, Deere construction and forestry operations are expected to benefit from aggressive restructuring actions and several new products.

•

Credit:  Company credit operations are expected to benefit from continued growth in the receivable portfolio and additional note sales. The division's net income for the year will benefit by about $80 million from servicing fees associated with last year's transfer and the ongoing purchase of Deere-equipment trade receivables.

Decisive Actions Being Taken to Bolster Performance

          While difficult economic conditions are expected to restrain 2002 results, Deere is continuing to take decisive actions aimed at reducing asset intensity and costs. At the same time, the company is strengthening its competitive position by bringing out a record number of advanced new products to customers throughout the world. "While John Deere has long been known for quality products, we're now more intensely focused on delivering those products with more-aggressive cost and asset-level targets," Lane stated. "We believe this combination will help our performance in all economic conditions and lead to truly impressive results once our markets resume their growth. All in all, we're confident such a powerful strategy will lead to improved returns for our investors in the future."

John Deere Capital Corporation

          The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market. JDCC's net income was $41.9 million for the fourth quarter and $157.8 million for the year, compared with $31.7 million and $140.8 million, respectively, last year. The results for this year benefited primarily from higher volumes and improved spreads, partially offset by a higher provision for credit losses.

          Net receivables and leases financed by JDCC were $11.790 billion at October 31, 2001, compared with $8.515 billion at October 31, 2000. This increase was due in part to the previously announced program under which Deere & Company's equipment operations began to sell their trade receivables to Deere Capital, Inc. (DCI) a wholly-owned subsidiary of JDCC. Under this program, DCI acquired $2.2 billion of trade receivables at October 29, 2001. The remaining increase resulted from other acquisitions exceeding collections during the last twelve months, partially offset by sales of retail notes during the same period. Net receivables and leases administered, which include receivables previously sold, totaled $13.242 billion at October 31, 2001, compared with $10.498 billion at October 31, 2000.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

          Statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company's businesses.

         Forward-looking statements involve certain factors that are subject to change, including, for the agricultural equipment segment, the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, prices realized for commodities and livestock, weather and soil conditions, real estate values, animal diseases (including the incidence of "mad cow" and "foot-and-mouth" diseases), crop pests, harvest yields, the level of farm product exports (including concerns about genetically modified organisms) and the level of government farm programs. The success of the fall harvest and the prices realized by farmers for their crops and livestock especially affect retail sales of agricultural equipment in the winter.

          Factors affecting the company's commercial and consumer equipment business include general economic conditions in the United States, consumer confidence, weather conditions, consumer acceptance of the company's new products and consumer borrowing patterns. The accounting impact resulting from exiting the hand-held consumer products business and other restructuring costs are subject to various uncertainties. Sales of commercial and consumer equipment during the winter are also affected by the amount and timing of snowfall. The number of housing starts as well as levels of public and non-residential construction are especially important to sales of the company's construction equipment, while prices for pulp, lumber and structural panels are important to sales of forestry equipment.

          All of the company's businesses are affected by general economic conditions in the global markets in which the company operates (including the effects of terrorism and responses thereto); interest and currency exchange rates, as well as monetary and fiscal policies (including actions by the Federal Reserve Board); actions of competitors in the various industries in which the company competes, particularly price cutting; dealer practices, especially as to levels of new and used field inventories; production and technological difficulties, including capacity and supply constraints; energy prices and supplies; labor relations; accounting standards; and legislation affecting the sectors in which the company operates.

          The company's outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. The company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

Fourth Quarter and 2001 Press Release (millions of dollars and shares except per share amounts)
	Three Months Ended October 31			Twelve Months Ended October 31
	2001	2000	% Chng	2001	2000	% Chng

Net sales and revenues:
Agricultural equipment net sales	$ 1,585	$ 1,605	-1	$ 6,269	$ 5,934	+6
Commercial and consumer
equipment net sales	492	636	-23	2,667	2,966	-10
Construction and forestry net sales	514	581	-12	2,086	2,203	-5
Other net sales	11	20	-45	55	66	-17
Total net sales	2,602	2,842	-8	11,077	11,169	-1
Credit revenues	351	360	-3	1,439	1,323	+9
Other revenues	208	174	+20	777	645	+20
Total net sales and revenues*	$ 3,161	$ 3,376	-6	$13,293	$13,137	+1

Operating profit (loss) **:
Agricultural equipment	$ (78)	$ 68		$ 257	$ 400	-36
Commercial and consumer
equipment	(270)	(11)		(194)	159
Construction and forestry	(100)	40		(54)	191
Credit	65	60	+8	274	254	+8
Other	(3)	(10)	-70	(31)	(39)	-21
Total operating profit (loss)*	(386)	147		252	965	-74
Interest, corporate expenses
and income taxes	66	(76)		(316)	(479)	-34
Net income (loss)	$ (320)	$ 71		$ (64)	$ 486

Per Share:
Net income (loss) - basic	$ (1.36)	$ .30		$ (.27)	$ 2.07
Net income (loss) - diluted	$ (1.36)	$ .30		$ (.27)	$ 2.06

* Includes overseas equipment operations
Net sales	$ 778	$ 759	+3	$ 2,954	$ 2,897	+2
Operating profit (loss)	$ (29)	$ 11		$ 118	$ 164	-28

**    In the fourth quarter and fiscal year 2001, operating profit (loss) of the agricultural equipment, commercial and consumer equipment, construction and forestry, credit and other segments included costs for special items of $97 million, $163 million, $80 million, $3 million and $1 million, respectively, totaling $344 million pretax. These costs are related to early-retirement programs, the decision to exit the hand-held consumer-products business and the restructuring of certain construction and forestry manufacturing and marketing operations.  The total after-tax special items expense was $217 million, or $.91 per share.

	October 31, 2001		October 31, 2000
Equipment Operations:
Trade accounts and notes
receivable - net	$ 1,051		$ 3,169
Inventories	$ 1,506		$ 1,553

Financial Services:
Trade accounts and notes
receivable - net	$ 2,226
Financing receivables and leases
financed - net	$ 11,078		$ 10,009
Financing receivables and leases
administered - net	$ 12,725		$ 12,223

Average shares outstanding	235.0		234.3

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME THREE MONTHS ENDED OCTOBER 31	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)		EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)		FINANCIAL SERVICES
(In millions of dollars	Three Months Ended October 31		Three Months Ended October 31		Three Months Ended October 31
except per share amounts)	2001	2000	2001	2000	2001	2000
Net Sales and Revenues
Net sales	$ 2,602.3	$ 2,842.3	$ 2,602.3	$ 2,842.3
Finance and interest income	364.8	364.0	17.3	30.3	$ 355.1	$ 342.1
Health care premiums and fees	158.5	127.7			163.2	132.5
Investment income	2.9	3.0			2.9	3.0
Other income	32.6	38.7	31.2	28.2	11.4	19.8
Total	3,161.1	3,375.7	2,650.8	2,900.8	532.6	497.4

Costs and Expenses
Cost of sales	2,486.4	2,290.5	2,490.2	2,294.4
Research and development expenses	160.5	168.8	160.5	168.8
Selling, administrative and general expenses	560.0	441.8	435.1	338.2	125.7	104.4
Interest expense	177.1	187.6	70.5	51.0	114.1	145.0
Health care claims and costs	127.7	100.6			127.7	100.6
Other operating expenses	118.0	91.3	37.1	17.5	91.1	83.2
Total	3,629.7	3,280.6	3,193.4	2,869.9	458.6	433.2

Income (Loss) of Consolidated Group
Before Income Taxes	(468.6)	95.1	(542.6)	30.9	74.0	64.2
Provision (credit) for income taxes	(157.0)	22.0	(181.0)	(2.4)	24.1	24.4
Income (Loss) of Consolidated Group	(311.6)	73.1	(361.6)	33.3	49.9	39.8

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	(1.3)	.1	43.8	37.3	(1.3)	.1
Other	(7.2)	(2.1)	(2.3)	.5	.1
Total	(8.5)	(2.0)	41.5	37.8	(1.2)	.1

Net Income (Loss)	$ (320.1)	$ 71.1	$ (320.1)	$ 71.1	$ 48.7	$ 39.9

Per Share:
Net income (loss) - basic	$ (1.36)	$ .30
Net income (loss) - diluted	$ (1.36)	$ .30

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME YEAR ENDED OCTOBER 31	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)		EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)		FINANCIAL SERVICES
(In millions of dollars	Year Ended October 31		Year Ended October 31		Year Ended October 31
except per share amounts)	2001	2000	2001	2000	2001	2000
Net Sales and Revenues
Net sales	$ 11,077.4	$ 1,168.6	$ 1,077.4	$ 11,168.6
Finance and interest income	1,445.2	1,321.3	95.9	99.1	$ 1,383.5	$ 1,245.4
Health care premiums and fees	585.0	473.7			603.6	493.0
Investment income	11.8	18.6	.1	7.7	11.7	10.9
Other income	173.5	154.6	129.3	101.5	79.7	83.9
Total	13,292.9	13,136.8	11,302.7	11,376.9	2,078.5	1,833.2

Costs and Expenses
Cost of sales	9,376.4	8,936.1	9,391.9	8,952.2
Research and development expenses	590.1	542.1	590.1	542.1
Selling, administrative and general expenses	1,716.8	1,504.9	1,295.3	1,149.4	424.6	357.9
Interest expense	765.7	676.5	268.9	183.1	530.8	516.5
Health care claims and costs	476.0	380.5			476.0	380.5
Other operating expenses	392.7	319.2	82.2	44.3	346.2	306.6
Total	13,317.7	12,359.3	11,628.4	10,871	1,777.6	1,561.5

Income (Loss) of Consolidated Group
Before Income Taxes	(24.8)	777.5	(325.7)	505.8	300.9	271.7
Provision (credit) for income taxes	17.7	293.8	(87.9)	194.7	105.6	99.1
Income (Loss) of Consolidated Group	(42.5)	483.7	(237.8)	311.1	195.3	172.6

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	(3.3)	.6	176.8	161.5	(3.3)	.6
Other	(18.2)	1.2	(3.0)	12.9	.1
Total	(21.5)	1.8	173.8	174.4	(3.2)	.6

Net Income (Loss)	$ (64.0)	$ 485.5	$ (64.0)	$ 485.5	$ 192.1	$ 173.2

Per Share:
Net income (loss) - basic	$ (.27)	$ 2.07
Net income (loss) - diluted	$ (.27)	$ 2.06

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries		EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)		FINANCIAL SERVICES
(In millions of dollars)	October 31, 2001	October 31, 2000	October 31, 2001	October 31, 2000	October 31, 2001	October 31, 2000
Assets
Cash and cash equivalents	$ 1,030.0	$ 291.7	$ 455.4	$ 91.4	$ 574.7	$ 200.3
Cash equivalents deposited with unconsolidated subsidiaries			1,643.2	548.3
Cash and cash equivalents	1,030.0	291.7	2,098.6	639.7	574.7	200.3
Marketable securities	176.2	127.4			176.2	127.4
Receivables from unconsolidated
subsidiaries and affiliates	316.6	230.9	271.8	408.4	333.0	140.0
Trade accounts and notes receivable - net	2,922.5	3,169.2	1,050.7	3,169.2	2,225.6
Financing receivables - net	9,198.9	8,275.7	49.7	125.0	9,149.2	8,150.7
Other receivables	388.9	395.3	260.8	266.4	128.1	128.9
Equipment on operating leases - net	1,939.3	1,954.4	10.6	5.9	1,928.6	1,948.5
Inventories	1,505.7	1,552.9	1,505.7	1,552.9
Property and equipment - net	2,052.3	1,912.4	2,012.8	1,864.6	39.5	47.7
Investments in unconsolidated subsidiaries
and affiliates	198.4	190.7	2,383.8	1,561.8	6.6	10.1
Intangible assets - net	874.0	652.2	873.1	651.2	.8	1.1
Prepaid pension costs	652.0	635.3	652.0	635.3
Other assets	420.8	256.8	151.4	117.5	269.4	139.3
Deferred income taxes	883.1	740.4	944.3	736.4	.3	3.9
Deferred charges	104.4	84.1	90.6	78.4	13.9	5.7
Total	$ 22,663.1	$ 20,469.4	$ 12,355.9	$ 11,812.7	$ 14,845.9	$ 10,903.6

Liabilities and Stockholders' Equity
Short-term borrowings	$ 6,036.4	$ 5,758.5	$ 773.4	$ 927.5	$ 5,263.0	$ 4,831.1
Payables to unconsolidated subsidiaries
and affiliates	16.6	32.7	52.2	41.4	1,895.8	856.9
Accounts payable and accrued expenses	3,097.1	2,976.4	2,676.4	2,360.8	774.5	615.6
Health care claims and reserves	100.3	63.4			100.3	63.4
Accrued taxes	44.1	57.5	36.5	45.5	7.6	11.9
health care claims and reserves	12.9	74.6	4.5	2.5	69.9	72.1
Long-term borrowings	6,722.8	4,764.3	2,210.2	1,717.7	4,512.6	3,046.7
Retirement benefit accruals and other liabilities	2,640.7	2,440.1	2,610.5	2,415.4	30.2	24.8
Total liabilities	18,670.9	16,167.5	8,363.7	7,510.8	12,653.9	9,522.5
Stockholders' equity	3,992.2	4,301.9	3,992.2	4,301.9	2,192.0	1,381.1
Total	$ 22,663.1	$ 20,469.4	$ 12,355.9	$ 11,812.7	$ 14,845.9	$ 10,903.6

DEERE & COMPANY	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)		EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)		FINANCIAL SERVICES
STATEMENT OF CONSOLIDATED CASH FLOWS
YEAR ENDED OCTOBER 31
	Year Ended October 31		Year Ended October 31		Year Ended October 31
(In millions of dollars)	2001	2000	2001	2000	2001	2000
Cash Flows from Operating Activities
Net income (loss)	$ (64.0)	$ 485.5	$ (64.0)	$ 485.5	$ 192.1	$ 173.2
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Provision for doubtful receivables	113.0	75.0	10.4	11.2	102.6	63.8
Provision for depreciation and amortization	718.3	647.9	389.5	359.0	359.7	318.5
Undistributed earnings of unconsolidated subsidiaries
and affiliates	19.5	(1.2)	(165.1)	(147.0)	3.2	(.6)
Provision (credit) for deferred income taxes	(230.3)	(132.9)	(229.4)	(152.3)	(.9)	19.5
Changes in assets and liabilities:
Receivables	316.9	(53.8)	2,198.0	(70.6)	(9.3)	16.8
Inventories	136.5	(184.0)	136.5	(184.0)
Accounts payable and accrued expenses	40.7	540.0	225.0	460.8	169.5	79.2
Other	62.8	(296.5)	200.4	(295.1)	(104.2)	(31.1)
Net cash provided by operating activities	1,113.1	1,080.0	2,701.3	467.5	712.7	639.3
Cash Flows from Investing Activities
Collections of receivables	6,966.3	6,655.1	69.5	13.6	7,068.2	6,641.5
Proceeds from sales of financing receivables	1,728.0	978.3		30.6	1,728.0	978.3
Proceeds from maturities and sales of marketable securities	32.4	247.8		202.8	32.4	45.0
Proceeds from sales of equipment on operating leases	391.7	334.6	2.1	1.4	389.6	333.2
Cost of receivables acquired	(9,795.7)	(9,126.5)	(2.6)	(20.1)	(12,196.9)	(9,137.0)
Purchases of marketable securities	(75.7)	(61.9)			(75.7)	(61.9)
Purchases of property and equipment	(490.0)	(426.7)	(485.6)	(414.1)	(5.4)	(12.6)
Cost of operating leases acquired	(775.2)	(939.9)	(9.1)	(4.7)	(766.2)	(935.2)
Increase in investment in Financial Services			(700.0)
Acquisitions of businesses, net of cash acquired	(315.2)	(643.3)	(308.0)	(641.8)	(7.2)	(1.5)
Increase in receivables with unconsolidated affiliates	(112.0)	(135.2)			(173.9)	(135.2)
Other	81.5	7.4	66.7	(5.1)	5.7	(4.5)
Net cash used for investing activities	(2,364.9)	(3,110.3)	(1,367.0)	(837.4)	(4,001.4)	(2,289.9)
Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(506.6)	1,785.8	(225.2)	459.7	(281.3)	1,326.1
Change in intercompany receivables/payables			62.8	(26.7)	1,037.0	457.6
Proceeds from long-term borrowings	4,818.3	2,814.0	558.8	752.1	4,259.5	2,061.8
Principal payments on long-term borrowings	(2,118.5)	(2,377.4)	(73.3)	(208.7)	(2,045.2)	(2,168.7)
Proceeds from issuance of common stock	17.8	15.9	17.8	15.9
Repurchases of common stock	(1.3)	(.6)	(1.3)	(.6)
Capital investment from Equipment Operations					700.0
Dividends paid	(206.5)	(206.0)	(206.5)	(206.0)	(10.7)	(26.8)
Other	(2.8)	(1.3)	(2.9)	(1.3)	8.7	17.1
Net cash provided by financing activities	2,000.4	2,030.4	130.2	784.4	3,668.0	1,667.1
Effect of Exchange Rate Changes on Cash	(10.6)	(3.9)	(5.6)	(3.9)	(4.9)
Net Increase (Decrease) in Cash and Cash Equivalents	738.3	(3.8)	1,458.9	410.6	374.4	16.5
Cash and Cash Equivalents at Beginning of Period	291.7	295.5	639.7	229.1	200.3	183.8
Cash and Cash Equivalents at End of Period	$ 1,030.0	$ 291.7	$ 2,098.6	$ 639.7	$ 574.7	$ 200.3